UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
April 15, 2005

(Date of Earliest Event Reported: April 11, 2005)

EL PASO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14365 (Commission File Number)	76-0568816 (I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
Item 8.01 Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Certificate of Designations - 4.99% Conv. Perpetual Preferred Stock
Registration Rights Agreement dated April 15, 2005
Purchase Agreement dated April 11, 2005
Press Release dated April 11, 2005

Item 1.01 Entry into a Material Definitive Agreement.

The information included in Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sale of Equity Securities.

On April 15, 2005, El Paso Corporation (the “Company”) completed a private placement of 750,000 shares of the Company’s 4.99% Convertible Perpetual Preferred Stock (liquidation preference $1,000 per share) (the “Preferred Stock”) pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the private placement, El Paso entered into a purchase agreement, dated as of April 11, 2005 (the “Purchase Agreement”), with the initial purchasers party thereto (the “Initial Purchasers”). The Initial Purchasers will resell the Preferred Stock to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Under the Purchase Agreement, the Initial Purchasers have a 30-day option to purchase up to an additional 150,000 shares of the Preferred Stock (the “Option”). The gross proceeds to the Company were approximately $750 million, and the net proceeds to the Company (after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated expenses) were approximately $722 million, in each case assuming no exercise of the Option. A copy of the Purchase Agreement is attached hereto as Exhibit 10.A.

The summary of the terms of the Preferred Stock included in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Also on April 15, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) for the benefit of the holders of the Preferred Stock and the common stock issuable upon conversion thereof. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed that it will, on or prior to August 23, 2005, file a shelf registration statement with the Securities and Exchange Commission covering resales of the Preferred Stock and the common stock issuable upon conversion thereof. The Company has also agreed to use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than November 10, 2005. In the event that the Company fails to comply with certain of its obligations under the Registration Rights Agreement, the Company could become obligated to pay liquidated damages to holders of the Preferred Stock and to holders of any shares of common stock issued upon conversion of the Preferred Stock. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.A.

The Preferred Stock and the underlying common stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction where the offer, solicitation or sale would not be permitted.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On April 14, 2005, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”). A copy of the Certificate of Designations is attached hereto as Exhibit 3.A.

The Preferred Stock has a liquidation preference of $1,000 per share. Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Company’s board of directors, out of funds legally available therefore, cash dividends at the rate of 4.99% per year, payable in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2005. Dividends on the Preferred Stock will be cumulative from the date of issuance. Accumulated but unpaid dividends cumulate at the annual rate of 4.99%.

The Preferred Stock is convertible, at the option of the holder, at any time into shares of the Company’s common stock at an initial conversion rate of 76.7754 shares of common stock per share of Preferred Stock, which represents an initial conversion price of approximately $13.03 per share of common stock, subject to specified adjustments. Upon the occurrence of certain events prior to April 1, 2015, holders of the Preferred Stock may, subject to certain conditions, require the Company to redeem any or all of their shares of Preferred Stock by paying cash in an amount equal to the liquidation preference, plus any accumulated and unpaid dividends, including liquidated damages, if any. In certain circumstances, a holder of Preferred Stock who elects to convert upon the occurrence of certain events prior to April 5, 2015 will be entitled to receive, in addition to the number of shares of common stock equal to the applicable conversion rate, an additional number of shares of common stock.

On or after April 5, 2010, if the closing price of the Company’s common stock equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, the Company will be able to cause the Preferred Stock to be converted into shares of common stock at the then prevailing conversion rate.

Whenever (1) dividends on the Preferred Stock or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends are in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) the Company fails to pay the redemption price on the date shares of Preferred Stock are called for redemption, then, immediately prior to the next annual meeting of shareholders, the total number of directors constituting the entire board will automatically be increased by two and, in each case, the holders of the Preferred Stock (voting separately as a class with all other series of preferred stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of the Company’s directors at the next annual meeting of shareholders and at each subsequent meeting until all accumulated and unpaid dividends or the redemption price on the Preferred Stock have been fully paid or set aside for payment. Each holder of Preferred Stock will have one vote for each share of Preferred Stock held. The term of office of all directors elected by the holders of the Preferred Stock will terminate immediately upon the termination of the right of holders of the Preferred Stock to vote for directors.

The Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, ranks: junior to all of the Company’s existing and future debt obligations; junior to all classes or series of the Company’s capital stock other than (1) the Company’s common stock and any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank junior to the Preferred Stock and (2) any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank on a parity with the Preferred Stock; on a parity with any class or series of the Company’s capital stock the terms of which provide that such class or series will rank on a parity with the Preferred stock; senior to the Company’s common stock and any other class or series of the Company’s capital stock the terms of which provide that such class or series will rank junior to the Preferred Stock; and effectively junior to all of the Company’s subsidiaries’ (1) existing and future liabilities and (2) capital stock held by others.

Item 8.01 Other Events.

On April 11, 2005, the Company issued a press release announcing the pricing of its private placement of $750 million of its 4.99% Convertible Perpetual Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.A.

The Company used approximately $442 million of the net proceeds of the private placement to prepay its Western Energy Settlement obligations and the remaining net proceeds along with cash on hand will be used to redeem the outstanding 8.25 percent Cumulative Preferred Stock of its subsidiary, El Paso Tennessee Pipeline Co., for approximately $300 million plus accrued and unpaid dividends, in mid May 2005. In connection with the prepayment of the Western Energy Settlement obligation, the Company expects to incur an additional first quarter 2005 charge of approximately $59 million, before income taxes, (approximately $39 million net of income taxes), associated with the settlement since the obligation will be paid earlier than originally expected.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description
3.A	Certificate of Designations of 4.99% Convertible Perpetual Preferred Stock

4.A	Registration Rights Agreement, dated April 15, 2005, by and among El Paso Corporation and the Initial Purchasers party thereto

10.A	Purchase Agreement, dated April 11, 2005, by and among El Paso Corporation and the Initial Purchasers party thereto

99.A	Press Release, dated April 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ Jeffrey I. Beason

Jeffrey I. Beason Senior Vice President and Controller (Principal Accounting Officer)

Dated: April 15, 2005

Exhibit Index

Exhibit
Number	Document
3.A	Certificate of Designations of 4.99% Convertible Perpetual Preferred Stock

4.A	Registration Rights Agreement, dated April 15, 2005, by and among El Paso Corporation and the Initial Purchasers party thereto

10.A	Purchase Agreement, dated April 11, 2005, by and among El Paso Corporation and the Initial Purchasers party thereto

99.A	Press Release, dated April 11, 2005